EXHIBIT 3.1  ARTICLES OF INCORPORATION


                          CERTIFICATE OF INCORPORATION

                                       of

                          JT BOWLING ENTERPRISES, INC.



         The undersigned a natural person, for the purpose of organizing a corporation for conducting the business, and promoting the purposes Hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code as the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the "General Corporation law of the State of Delaware"), hereby certifies that:

FIRST The name of the corporation (hereinafter called the "Corporation") is JT BOWLING ENTERPRISES, INC.

SECOND: The address, including street, number city and county, of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle 19805; and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful. act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The aggregate number of shares of stock which the Corporation shall have authority to issue is 1,500,000 which are divided into 500,000 Preferred Shares with a par value of $.01 each and 1,000,000 Common Shares with a par value of $.01 each, amounting in the aggregate to Fifteen Thousand ($15,000) Dollars.

Each issued and outstanding Common Share shall entitle the holder thereof to full voting power.

The Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the Preferred Shares in series, and by fling a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications limitations or restrictions thereof. The number of authorized Preferred Shares may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding Common. Shares, without a vote of the holders of the Preferred Shares or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing any series of Preferred Shares.

The name and the mailing address of the incorporator:

Name                              Mailing Address

Thomas E. Jones                   1094 Easy Street
                                  Grapevine, Texas 76051


SIXTH: The Corporation is to have perpetual exist

SEVENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any loss of them and/or its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware code order a meeting of the creditors or class of creditors, and/or of the stockholders the stockholders or class of creditors, and/or the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders of class of stockholders of this Corporation as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement and the said reorganization shall if sanctioned by the court to which the said application has been made, be binding on all of the creditors, and/or on all the stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.


EIGHTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation, and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

1. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors a shall be fixed by, or in the manner provided in, the Bylaws. The phrase "whole Board" and the phrase "total number of directors" shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies. No election of directors need be by written ballot.

2. After the original or other Bylaws of the Corporation have been adopted, amended, or repealed, as the case may be, in accordance with the provisions of
Section 109 of the General Corporation Law of the State of Delaware, and, after the Corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the bylaws of the Corporation may be exercised by the Board of Directors of the Corporation.

3. Whenever the corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the the holder thereof, to notice of and the right to vote at, any meeting of stockholders. Whenever the Corporation shall be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under provisions of the Certificate of Incorporation shall entitle the holder thereof to the right to vote at any meeting of stockholders except as the provisions of paragraph 2 of subsection (b) Section 242 of the General Corporation Law of the State of
Delaware shall otherwise require; provided, that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.

NINTH: The personal liability of the, directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph 102 of the General
Corporation Law of the State of Delaware, as the same may be amended and supplemented.

 .
TENTH: The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as, the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

ELEVENTH: From time to time if any of the provisions of this Certificate of Incorporation may be amended, altered, or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate 'of Incorporation are granted subject to the provisions of this Article ELEVENTH.

Signed on June 7, 1998.

THOMAS E. JONES INCORPORATOR